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                                                                  EXHIBIT 23.3

                                   CONSENT


We hereby consent to the discussion relative to our opinion delivered to the Board of Directors of Hometown Bancshares, Inc., in connection with its proposed merger with Commercial BancShares, Incorporated in the Prospectus/Joint Proxy Statement included in Commercial BancShares, Incorporated's Amendment No. 1 to the Registration Statement on Form S-4 under the heading "Opinion of Austin Associates, Inc.," to the references to our firm in such Prospectus/Joint Proxy Statement and to the inclusion of such opinion as an Exhibit to the Prospectus/Joint Proxy Statement.


Austin Associates, Inc.



By:  /s/Craig J. Mancinotti
     Craig J. Mancinotti
     Executive Vice President and Principal



May 4, 1994